EXHIBIT 10.2

THE KROGER CO.
DEFERRED COMPENSATION PLAN FOR INDEPENDENT DIRECTORS

The Kroger Co. hereby amends and restates, effective as of June 26, 2014 (except where another date is indicated herein), its Deferred Compensation Plan for Independent Directors established for the purpose of providing to members of the Board of Directors who are eligible to participate in the Plan the option of deferring a portion of future compensation that may become due from the Company.

ARTICLE I.
DEFINITIONS

For purposes hereof, the following words and phrases have the meanings indicated:

1.                                      “Board of Directors” means the Board of Directors of the Company.

2.                                      “Cash Credit(s)” of a Participant at any time means the sum of all amounts of Deferred Compensation, including interest, credited to a Participant and recorded on his/her Deferred Compensation Account as Cash Credits.

3.                                      “Code” means the Internal Revenue Code of 1986, as amended and as in effect from time to time.

4.                                      “Committee” means the Retirement Management Committee.

5.                                      “Company” means The Kroger Co., an Ohio corporation, its corporate successor, and the surviving corporation, resulting from any merger of the Company with any other corporation or corporations.

6.                                      “Compensation” means the retainer and any fee payable in cash to an Independent Director with respect to a calendar year.

7.                                      “Compensation Committee” means the Compensation Committee of the Board of Directors.

8.                                      “Deferral Election Agreement” means an agreement, in the form attached hereto as Exhibit A (or such other form, whether written or electronic, approved and provided by the Company), executed by a Participant in order to defer Compensation and/or Incentive Shares in accordance with the provisions of the Plan, and to designate whether any Deferred Compensation shall be allocated to the Participant’s Deferred Compensation Account as Cash Credits or as Stock Price Credits.

9.                                      “Deferral Year” means the calendar year during which, but for an election to defer under the Plan, the Independent Director would actually receive Compensation and/or Incentive Shares, as applicable, from the Company.

10.                               “Deferred Compensation” means the amount of Compensation deferred in accordance with the Plan.

11.                               “Deferred Compensation Account” means the bookkeeping account for each Deferral Year on which the amount of Deferred Compensation of a Participant is recorded as a “Cash Credit” or “Stock Price Credit” for each Deferral Year in accordance with the Plan.

12.                               “Designated Beneficiary” means the person(s) designated by a Participant on the Participant’s Deferral Election Agreement, in accordance with the Plan, to receive payment of the remaining balance of the Deferred Compensation Account and Restricted Stock Unit Account in the event of the death of the Participant prior to Participant’s receipt of the entire amount of the Deferred Compensation Account or Restricted Stock Unit Account, as applicable.

13.                               “Fair Market Value” of the Stock Credits allocated to a Participant’s Deferred Compensation Account as of any date means the average of the highest and lowest price of common shares of the Company on the last day of the calendar quarter immediately preceding such date, multiplied by the “Stock Price Credits” in his/her Deferred Compensation Account.

14.                               “Incentive Share” means a share of the Company’s common shares awarded (or to be awarded) to an Independent Director as an “Incentive Share” pursuant to a shareholder-approved equity compensation plan of the Company.

15.                               “Independent Director” means any member of the Board of Directors who is not an employee of the Company.

16.                               “Participant” means an Independent Director who has elected to defer payment of all or a portion of the Participant’s Compensation or any of the Participant’s Incentive Shares in accordance with the Plan.

17.                               “Plan” means The Kroger Co. Deferred Compensation Plan for Independent Directors, as set forth herein, together with all amendments hereto.

18.                               “Restricted Stock Unit” means a notional unit representing the right to receive one share of the Company’s common shares in accordance with Article IV.

19.                               “Restricted Stock Unit Account” means a bookkeeping account for all Deferral Years after 2013 on which the number of Restricted Stock Units credited to the Participant pursuant to Article IV is recorded in accordance with the Plan.

20.                               “Separation from Service” means a Participant’s “separation from service” within the meaning of Code Section 409A for any reason other than due to the Participant’s death.

21.                               “Stock Price Credit(s)” means the credits allocated to the Participant’s Deferred Compensation Account in the manner described in Section 5 of Article II.

22.                               “Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Designated Beneficiary, or a dependent (as defined in section 152(a) of the Code without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) of the Code) of the Participant, loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  An unforeseeable emergency will not include the need to send a Participant’s child to college or the desire to purchase a home.

ARTICLE II.
DEFERRAL OF COMPENSATION

1.                                      Deferral Elections.  For each Deferral Year, each Independent Director is entitled to defer the receipt of up to 100% (or any stated dollar amount not to exceed the amount of Compensation) of the Compensation otherwise payable to the Independent Director during the Deferral Year, and such Deferred Compensation shall be recorded in a Deferred Compensation Account of the Independent Director as a “Cash Credit” or a “Stock Price Credit.”  The Independent Director must make all deferral elections on a Deferral Election Agreement.  The Committee will establish procedures for Deferral Election Agreements, which procedures shall include the times during which the Deferral Election Agreements can be made, and shall be designed to comply with the applicable requirements of Code Section 409A and the Treasury Regulations; provided, however, that except as otherwise may be permitted by Code Section 409A or the Treasury Regulations, the timing of an Independent Director’s deferral election shall be subject to the following restrictions:

(A)                               Compensation for services performed during a Deferral Year may be deferred at the Independent Director’s election only if the election to defer such Compensation is made not later than the close of the preceding Deferral Year, or at such other time as may be permitted in the Treasury Regulations.

(B)                               In the case of the first Deferral Year in which an Independent Director becomes eligible to participate in the Plan, such election may be made with respect to Compensation for services to be performed subsequent to an election made by the Independent Director within thirty (30) days after the date on which the Independent Director becomes eligible to participate in the Plan, provided the Independent Director does not participate in another deferred compensation plan that is required to be aggregated with the Plan for purposes of Section 1.409A-1(c)(2) of the Treasury Regulations.

2.                                      Period of Deferral.  The Independent Director must, in the Deferral Election Agreement, designate the time and manner in which Deferred Compensation is to be later paid, all in accordance with the distribution option prescribed in Article III.  Upon making a deferral election pursuant to the foregoing provisions, an Independent Director will become a Participant of the Plan and will continue to be a Participant until all amounts of Deferred Compensation and the balance of the Participant’s Restricted Stock Unit Account have been paid from the Plan.

3.                                      Deferred Compensation Account.  The amount of Compensation deferred by a Participant for any Deferral Year will be credited to a separate Deferred Compensation Account for that Deferral Year in the name of the Participant, effective as of the day on which the Compensation otherwise would have been paid to the Participant.  The Participant’s Deferred Compensation Account for the year will be either credited with interest pursuant to Section 4 of this Article or credited with Stock Price Credits pursuant to Section 5 of this Article.

4.                                      Crediting of Interest.  The Participant’s Cash Credit in his/her Deferred Compensation Account for the Deferral Year will be credited with interest based upon the interest rate representing the cost to the Company of 10-year debt as determined by the Chief Executive Officer of the Company before the beginning of the Deferral Year.  Subject to future change by the Chief Executive Officer, the Board of Directors or the Compensation Committee, such interest rate will apply to all subsequent years until the Deferred Compensation is paid out to the Participant or his/her Beneficiary.  For the Deferral Year and each subsequent year, the Participant’s Cash Credit in his/her Deferred Compensation Account will be credited with interest on a quarterly basis pursuant to the following provisions:

(A)                               The interest for a calendar quarter will be credited effective as of the last day of the calendar quarter.

(B)                               The interest credited for a calendar quarter will be in an amount equal to (i) the rate for the Deferral Year, multiplied by (ii) the average of the beginning and ending balances of the Participant’s Cash Credit in his/her Deferred Compensation Account for the calendar quarter.

5.                                      Crediting of Stock Price Credits.  For each calendar quarter, a Participant shall have allocated to his Deferred Compensation Account a number of Stock Price Credits equal to the amount of Deferred Compensation which the Participant has elected to allocate to the Participant’s Deferred Compensation Account for the quarter, divided by the average of the closing prices of the Company’s common shares on the first and last days of the quarter.  Such Stock Price Credits will be recorded in the Participant’s Deferred Compensation Account for the Deferral Year and for each subsequent year until the Deferred Compensation is paid out to the Participant or the Participant’s Beneficiary.  If, prior to payment of the Fair Market Value of a Participant’s Stock Price Credits pursuant to paragraph 1 of Article III, the Company pays a dividend on its common shares or makes any distribution with respect thereto, the Participant’s Deferred Compensation Account will be credited with a number of additional Stock Price Credits determined by dividing the amount of the dividend or other distribution allocable to the Stock Price Credits already credited to the Participant’s Deferred Compensation Account as of the record date for the dividend or distribution, by the average of the high and low trading prices on the New York Stock Exchange of Company common shares on the payment date for the dividend or distribution.

6.                                      Designated Beneficiary.  The Participant must, in the Participant’s Deferral Election Agreement, name a Designated Beneficiary with respect to the Participant’s Deferred Compensation and Restricted Stock Unit Account.  The Participant is entitled to provide for multiple or contingent persons as Designated Beneficiary.  The Participant may change or revoke the Participant’s designation of a Designated Beneficiary by written notice to the Committee.

7.                                      Continued Right to Defer.  An Independent Director’s right to defer the Participant’s Compensation ceases when he/she retires, dies or otherwise terminates the Participant’s services to the Company as an Independent Director.

ARTICLE III.
PAYMENT OF DEFERRED COMPENSATION

1.                                      Payment Upon Participant’s Termination of Services.  The Participant, in the Participant’s Deferral Election Agreement, must specify the time and manner that Deferred Compensation is to be paid to the Participant upon the Participant’s Separation from Service from among the following choices, as irrevocably elected by the Participant.  To the extent that a Participant fails to properly specify the time and manner of payment in the applicable Deferral Election Agreement, payment of Deferred Compensation upon such Participant’s Separation from Service will be made at the time and in the manner specified in paragraph 1(A)(ii) of this Article III (Deferred (Next Year) Lump Sum).

(A)                               For Cash Credits the choices of payment are:

(i)                                     Immediate (Next Quarter) Lump Sum.  The Participant’s Deferred Compensation Account will be paid to the Participant in a single cash lump sum payment as soon as administratively possible after the first day of the calendar quarter following the date of the Participant’s Separation from Service.  The amount of the lump sum payment will be equal to the balance of the Participant’s Deferred Compensation Account as of the last day of the calendar quarter preceding the date of payment to the Participant.

(ii)                                  Deferred (Next Year) Lump Sum.  The Participant’s Deferred Compensation Account will be paid to the Participant in a single cash lump sum payment as soon as administratively possible after the first day of the calendar year following the date of the Participant’s Separation from Service.  The amount of the lump sum payment will be equal to the balance of the Participant’s Deferred Compensation Account as of the last day of the calendar year preceding the date of payment to the Participant.

In the event that the Participant dies before the date of actual payment of the lump sum payment, the Participant’s Designated Beneficiary will receive the Participant’s lump sum payment at the same time and manner prescribed by paragraphs (i) and (ii) above.

(iii)                               Immediate (Next Quarter) Quarterly Installments.  The Participant’s Deferred Compensation Account will be paid to the Participant in quarterly installment payments as designated on the Deferral Election Agreement (not less than 4 nor more than 40) commencing as soon as administratively possible after the first day of the calendar quarter following the date of the Participant’s Separation from Service.  The amount of each quarterly installment will be determined by dividing (i) the balance of the Participant’s Deferred Compensation Account as of the last day of the calendar quarter preceding the quarterly installment payment to the Participant, by (ii) the number of the remaining quarterly installment payments to be made to the Participant plus the payment currently being made.

(iv)                              Deferred (Retirement Age) Quarterly Installments.  The Participant’s Deferred Compensation Account will be paid to the Participant in quarterly installment payments as designated on the Deferral Election Agreement (not less than 4 nor more than 40) commencing as soon as administratively possible after the first day of the calendar quarter following the date of the Participant’s retirement age specified in the Participant’s Deferral Election Agreement.  The amount of each quarterly installment will be determined by dividing (i) the balance of the Participant’s Deferred Compensation Account as of the last day of the calendar quarter preceding the quarterly installment payment to the Participant, by (ii) the number of the remaining quarterly installment payments to be made to the Participant plus the payment currently being made.

In the event that the Participant designates payment in the form of installments but dies after the Participant’s Separation from Service but before completion of the Participant’s quarterly installment payments, the Participant’s Designated Beneficiary will receive the unpaid quarterly installment payments, at the same time and manner prescribed by paragraphs (A)(iii) and (A)(iv) as if the quarterly installment payments were being made to the Participant.

(B)                               For Stock Credits the Fair Market Value of a Participant’s Stock Credits in his/her Deferred Compensation Account will be paid in the form of a single lump sum cash payment on the first day of the quarter following (as designated in the Participant’s Deferral Election Agreement) either the first, second, third, fourth or fifth anniversary of the Participant’s Separation from Service.

2.                                      Payment Upon Participant’s Death.  The Participant, in the Participant’s Deferral Election Agreement, must specify the time and manner that the Deferred Compensation is to be paid to the Participant’s Designated Beneficiary upon the Participant’s death prior to the Participant’s Separation from Service among the following choices, as irrevocably elected by the Participant.  To the extent that a Participant fails to properly specify the time and manner of payment in the applicable Deferral Election Agreement, payment of Deferred Compensation upon such Participant’s death prior to Separation from Service will be made at the time and in the manner specified in paragraph 2(B) of this Article III (Deferred (Next Year) Lump Sum).

(A)                               Immediate (Next Quarter) Lump Sum.  All Cash Credits or the Fair Market Value of any Stock Price Credits in the Participant’s Deferred Compensation Account will be paid to his/her Designated Beneficiary in a single cash lump sum payment as soon as administratively possible after the first day of the calendar quarter following the date of the Participant’s death.  The amount of the lump sum payment will be equal to the balance of the Participant’s Deferred Compensation Account as of the last day of the calendar quarter preceding the date of payment to the Designated Beneficiary.

(B)                               Deferred (Next Year) Lump Sum.  All Cash Credits and the Fair Market Value of any Stock Price Credits in the Participant’s Deferred Compensation Account will be paid to his/her Designated Beneficiary in a single cash lump sum payment as soon as administratively possible after the first day of the calendar year following the date of the Participant’s death.  The amount of the lump sum payment will be equal to the balance of the Participant’s Deferred Compensation Account as of the last day of the calendar year preceding the date of payment to the Designated Beneficiary.

(C)                               Immediate (Next Quarter) Quarterly Installments Available for Cash Credits Only.  Cash Credits in the Participant’s Deferred Compensation Account will be paid to his/her Designated Beneficiary in quarterly installment payments as designated on the Deferral Election Agreement (not less than 4 nor more than 40) commencing as soon as administratively possible after the first day of the calendar quarter following the date of the Participant’s death.  The amount of each quarterly installment will be determined by dividing (i) the balance of the Participant’s Deferred Compensation Account as of the last day of the calendar quarter preceding the quarterly installment payment to the Designated Beneficiary, by (ii) the number of the remaining quarterly installment payments to be made to the Designated Beneficiary plus the payment currently being made.

3.                                      Special Death Distribution Provisions.  In the event of the death of a Participant, the Committee must receive written notice and verification of the death of the Participant and reserves the right to delay distribution of a Participant’s Deferred Compensation Account (but not beyond the later of the last day of the calendar year in which the Participant dies or two and one-half months after the date of the Participant’s death) to the Participant’s Designated Beneficiary until the Committee’s receipt and acceptance of that notice and verification of death.  The distribution options elected by the Participant in Sections 1 and 2 of this Article, where applicable, are binding on any subsequent Designated Beneficiary, including any subsequent Designated Beneficiary arising by a change by the Participant or by operation of any contingency provisions of the Participant’s beneficiary designation.

The Participant’s written designation of the Participant’s Designated Beneficiary and Participant’s contingency provisions (if any) will govern the determination of the proper person entitled to benefits under the Plan following the death of the Participant and the Participant’s Designated Beneficiary.  However, in the absence of a specific contingency provision therefor, the following default provisions will apply:

(A)                               In the event that the Participant dies without any Designated Beneficiary, the Participant’s Designated Beneficiary will be deemed the Participant’s estate.

(B)                               In the event that the Participant’s Designated Beneficiary dies after the Participant and with outstanding benefits under the Plan, the Designated Beneficiary’s own beneficiary designated in writing to the Committee (or, if none, the Participant’s estate) will thereafter be considered the Participant’s Designated Beneficiary.

(C)                               In the event that the Participant and the Designated Beneficiary die simultaneously or under circumstances such that the order of death cannot be determined, the Participant, for purposes of the Plan, will be deemed to have survived the Designated Beneficiary.

In the event the Participant has elected the installment distribution option available for Cash Credits and the Participant’s Designated Beneficiary is the Participant’s estate (or, if applicable, the estate of a Designated Beneficiary), the Participant’s Deferred Compensation Account will continue to be made in installment payments consistent with the installment distribution option to the proper beneficiary under the estate of the Participant (or, if applicable, the estate of the Designated Beneficiary).

4.                                      Unforeseeable Emergency.  In the event that the Committee, upon written request from a Participant, determines, in its sole discretion, that the Participant has suffered an Unforeseeable Emergency, the Company shall pay to the Participant, as soon as practicable following such determination, an amount equal to the least of the following amounts: (i) the amount determined by the Committee as being reasonably necessary to meet the need created by the Unforeseeable Emergency, plus amounts reasonably necessary to pay taxes as the result of the distribution, after taking into account the extent to which such need is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent that the liquidation would not itself cause severe financial hardship), (ii) the aggregate balance of such Participant’s Deferred Compensation Account, or (iii) the amount of the distribution requested by the Participant.  The Participant’s Deferred Compensation Account shall be adjusted to reflect the early payment on account of an Unforeseeable Emergency.

ARTICLE IV.

RESTRICTED STOCK UNIT DEFERRAL AND PAYMENT

1.                                      Deferral Elections.  For each Deferral Year after 2013, each Independent Director shall be entitled to defer the receipt of all (and not less than all) of the annual award of Incentive Shares, if any, otherwise payable to the Independent Director during such Deferral Year in accordance with the Company’s annual compensation program for Independent Directors, and to receive, in lieu of such Incentive Shares, a credit of an equal number of Restricted Stock Units to the Independent Director’s Restricted Stock Unit Account.  The Independent Director must make any such elections on a Deferral Election Agreement.  The Committee will establish procedures for Deferral Election Agreements, which procedures shall include the times during which the Deferral Election Agreements can be made, and shall be designed to comply with the applicable requirements of Code Section 409A and the Treasury Regulations; provided, however, that except as otherwise may be permitted by Code Section 409A or the Treasury Regulations, the timing of an Independent Director’s deferral election under this Article IV shall be subject to the same timing restrictions as are applicable to elections to defer Compensation pursuant to paragraph 1 of Article II.  Upon making a deferral election pursuant to the foregoing provisions, an Independent Director will become a Participant of the Plan and will continue to be a Participant until the balance of the Director’s Restricted Stock Unit Account and all amounts of Deferred Compensation have been paid from the Plan.

2.                                      Restricted Stock Unit Account.  All Restricted Stock Units that a Participant elects to defer in accordance with this Article IV shall be credited to the Participant’s Restricted Stock Unit Account, effective as of the day on which the underlying Incentive Shares otherwise would have been paid to the Participant in accordance with the Company’s annual compensation program for Independent Directors absent such election.

3.                                      Payment of Restricted Stock Unit Account.  The balance of a Participant’s Restricted Stock Unit Account will be made in a single distribution within thirty (30) days after the date which is six months after the Participant’s Separation from Service.  Distribution of a Participant’s Restricted Stock Unit Account will be made by the delivery, pursuant to a shareholder-approved equity compensation plan of the Company, of a number of fully vested Incentive Shares equal to the number of Restricted Stock Units credited to the Participant’s Restricted Stock Unit Account.  In the event that the Participant dies before the date of actual distribution of the balance of the Participant’s Restricted Stock Unit Account, the Participant’s Designated Beneficiary will receive the Participant’s distribution at the same time and manner prescribed above.

ARTICLE V.
BENEFIT RELATED PROVISIONS

1.                                      Plan Tax Status.  This Plan is intended to comply with the requirements of Section 409A of the Code (to the extent such section is applicable to the Plan) and shall be applied and interpreted in accordance with such intent.  In particular, if a Participant is a “specified employee” (within the meaning of Section 409A of the Code) at the time of his or her Separation from Service, then to the extent required to comply with Section 409A of the Code, any payment that would otherwise be made under the Plan within six months after the Participant’s Separation from Service will be paid on the first business day that is at least six (6) months after the Participant’s Separation from Service.

2.                                      Plan Binding.  As a condition to participating in and receiving benefits under this Plan, a Participant will be bound by the provisions of this Plan.

3.                                      Fully Vested; Forfeiture For Cause.  All amounts held in the Participant’s Deferred Compensation Account and Restricted Stock Unit Account will be fully vested and nonforfeitable at all times.  Notwithstanding the foregoing, any Participant whose services are terminated for cause, will forfeit (a) 100% of the interest credited to the Participant’s Deferred Compensation Account, and (b) any additional Stock Price Credits credited to the Participant’s Deferred Compensation Account pursuant to the last sentence of paragraph 5 of Article II (relating to additional credits made in connection with a dividend or distribution with respect to the Company’s common shares).

4.                                      Unsecured Obligation.  The obligation of the Company to make payments under the Plan merely constitutes a general, unsecured promise of the Company to make payments from its general assets.  No Participant or Designated Beneficiary will have any interest in, or a lien or prior claim upon, any property of the Company.  The right of a Participant or a Designated Beneficiary to receive benefits under the Plan will be an unsecured claim against the general assets of the Company and the Participant and the Participant’s Beneficiary will have no greater rights to the general assets of the Company than any other general creditor of the Company.

5.                                      Nonalienation of Benefits.  The Participant’s benefits under this Plan, or the current right of a Participant or Designated Beneficiary to receive benefits under the Plan, will not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, garnished or subjected to any charge or legal process, by the Participant, Designated Beneficiary or any other person (such as their creditors), and any attempt to do so will be null and void and of no force and effect.

6.                                      Tax Withholding.  The Participant and Designated Beneficiary will be responsible for all taxes on amounts paid under the Plan, except to the extent taxes are withheld as required by law.

7.                                      Benefit Payments in the Event of Incapacity.  If the Committee finds that any Participant or Designated Beneficiary is unable to care for the Participant’s affairs because of illness or injury, or is a minor, then any payment due under the Plan will be made, in the discretion of the Committee, to the spouse, child, brother, sister or parent of the respective Participant or Designated Beneficiary, for the Participant’s benefit, unless a prior claim has been made by a duly appointed guardian or other legal representative.

ARTICLE VI.
ADMINISTRATION

1.                                      Committee Authority.  The Committee is responsible for the general administration of the Plan and for carrying out the provisions hereof.  The Committee has all powers necessary to carry out the provisions of the Plan, including the discretionary authority to interpret and construe all provisions of the Plan and make all benefit determinations under the Plan, including but not limited to eligibility for and the amount in a Participant’s Deferred Compensation Account and Restricted Stock Unit Account, crediting and calculation of interest, and all questions pertaining to claims for benefits and procedures for claim review.  The Committee is empowered to take all action deemed advisable in the administration of the Plan.  The actions taken and the decisions made hereunder will be final and binding on all interested parties.

2.                                      Claims Procedure.  The Company will provide a procedure for handling claims of Participants or their Designated Beneficiaries under the Plan.  The procedure will provide adequate written notice within a reasonable period of time with respect to the Committee’s denial of any claim, as well as a reasonable opportunity for a full and fair review of any denial.  The decision after any review will be conclusive and binding on Participants, Designated Beneficiaries and the Company.

3.                                      Account Statements.  As soon as administratively possible after the end of each calendar year, the Company will prepare and furnish to each Participant a statement of the status of each of the Participant’s Cash Credits and Stock Credits in his/her Deferred Compensation Account and the balance of each Participant’s Restricted Stock Unit Account under the Plan effective as of the last day of the calendar year.  The statement will show the contributions and earnings credited to each account during the year and the payments made from each account during the year, and any other information as the Committee may prescribe.

4.                                      Indemnification.  The Company will indemnify, through insurance or otherwise, each member of the Committee against any claims, losses, expenses, damages or liabilities arising out of the performance (or failure of performance) of their responsibilities under the Plan.

ARTICLE VII.
AMENDMENT AND TERMINATION

1.                                      The Company reserves the right to amend or modify the Plan at any time by action of its Board of Directors or the Compensation Committee.  The Board of Directors may terminate this Plan at any time.  No action will adversely affect any Participant or Designated Beneficiary who has a Deferred Compensation Account or Restricted Stock Unit Account.  The Board may, however, direct that all Deferred Compensation and the balance of each Restricted Stock Unit Account be paid out in a lump sum or in a series of payments upon, and commencing with, termination of the Plan, to the extent permitted by Code Section 409A.  The Board will not be bound by any elections therefore made by Participants to receive extended payout.

ARTICLE VIII.
MISCELLANEOUS

1.                                      Claims of Other Persons.  The Plan will not be construed as giving any person, firm or corporation any legal or equitable right against the Company, its officers, employees, or directors, except any rights specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

2.                                      Severability.  The invalidity or unenforceability of any particular provision of the Plan will not affect any other provisions hereof, and the Plan will be construed in all respects as if all invalid or unenforceable provisions were omitted herefrom.

3.                                      Governing Law.  The provisions of the Plan will be governed and construed in accordance with the laws of the State of Ohio.  Nothing contained herein will be construed to create any duty, right or obligation under the Employee Retirement Income Security Act of 1974, as amended (ERISA).

4.                                      Certain Adjustments.  If, prior to the payment of (a) the Fair Market Value of a Participant’s Stock Price Credits pursuant to paragraph 1 of Article III, or (b) the balance of a Participant’s Restricted Stock Unit Account pursuant to paragraph 3 of Article IV, the number of outstanding shares of Company common shares is changed by reason of a stock split, stock dividend, combination of shares or recapitalization, or is converted or exchanged for other shares as a result of a merger, consolidation, sale, reorganization or recapitalization, the number of Stock Price Credits reflected in the Participant’s Deferred Compensation Account and/or the number of Restricted Stock Units reflected in the Participant’s Restricted Stock Unit Account, as applicable, will be appropriately adjusted to reflect the change, based on the best estimate of the Committee as to relative values.

EXHIBIT A

THE KROGER CO. DEFERRED COMPENSATION PLAN FOR INDEPENDENT DIRECTORS DEFERRAL ELECTION AGREEMENT - 2015

As an Independent Director under The Kroger Co. Deferred Compensation Plan for Independent Directors (the “Plan”), I hereby make the following elections pursuant to the Plan.  My elections are subject to the terms and conditions of the Plan, the receipt of which I hereby acknowledge.  Capitalized terms used but not defined in this Deferral Election Agreement have the meanings ascribed to those terms in the Plan.

PART I — ELECTIONS FOR DEFERRAL OF RETAINER

A.                                    RETAINER DEFERRAL ELECTION

I irrevocably elect to defer my retainer for the 2015 Deferral Year pursuant to the elections made in this Deferral Election Agreement.

☐                                    Defer           % or $                     of my 2015 retainer up to 100%, otherwise payable with respect to services performed in 2015, to my Deferred Compensation Account as either a       Cash Credit or        Stock Price Credit, or apportioned between Cash Credit  (          % or $          ) and Stock Price Credit (          % or $          ).  Your deferral must be stated as a percentage or as a dollar amount but not both.

OR

☐                                    No deferral.

B.                                    REGULAR PAYMENT ELECTION FOR DEFERRED RETAINER

1.                                      FOR CASH CREDIT ONLY:

Select one of the following options:

☐                                    OPTION A:  Immediate (Next Quarter) Lump Sum Payment - Lump sum payment after the first day of the calendar quarter following my Separation from Service.  See Article III, Section 1(A)(i).

☐                                    OPTION B:  Deferred (Next Year) Lump Sum Payment - Lump sum payment after the first day of the calendar year following my Separation from Service.  See Article III, Section 1(A)(ii).

☐                                    OPTION C:  Immediate (Next Quarter) Installment Payments - Quarterly installment payments of          payments (no less than 4 nor more than 40) commencing after the first day of the calendar quarter following my Separation from Service.  See Article III, Section 1(A)(iii).

☐                                    OPTION D:  Deferred (Retirement Age) Installment Payments - Quarterly installment payments of          payments (no less than 4 nor more than 40) commencing after the first day of the calendar quarter following the later of the date of my Separation from Service or my         th birthday.  See Article III, Section 1(A)(iv).

2.              FOR STOCK PRICE CREDIT ONLY:

Lump sum payout on the following anniversary of my Separation from Service:

☐            First

☐            Second

☐            Third

☐            Fourth

☐            Fifth

(A)                               B.                                    PAYMENT ELECTION FOR DEFERRED RETAINER UPON DEATH PRIOR TO SEPARATION FROM SERVICE

Select one of the following options:

☐                                    OPTION A:  Immediate (Next Quarter) Lump Sum Payment — Lump sum payment after the first day of the calendar quarter following my death.  See Article III, Section 2(A).

☐                                    OPTION B:  Deferred (Next Year) Lump Sum Payment — Lump sum payment after the first day of the calendar year following my death.  See Article III, Section 2(B).

☐                                    OPTION C:  Immediate (Next Quarter) Installment Payments For Cash Credits Only — Quarterly installment payments of          payments (no less than 4 nor more than 40) commencing after the first day of the calendar quarter following my death.  See Article III, Section 2(C).

PART II — ELECTION TO DEFER INCENTIVE SHARES

I irrevocably elect to defer any and all Incentive Shares to be awarded to me during 2015 pursuant to the election below.

☐                                    Defer 100% of my 2015 Incentive Shares to my Restricted Stock Unit Account under the Plan.  In accordance with Article IV, Section 3 of the Plan, the balance of my Restricted Stock Unit Account will be paid, in shares of common stock of The Kroger Co., in a single distribution within 30 days after the date that is 6 months after my Separation from Service.

OR

☐                                    No deferral.

PART III — BENEFICIARY DESIGNATION

In accordance with Article II, Section 6, of the Plan, I designate                                       as my Designated Beneficiary under the Plan.  Please state full name and address of beneficiary.

[Please attach any contingent Designated Beneficiary provisions]

Signature	Date

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